CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form S8 of our report dated April 5, 2007, relating to the financial statements of Nutra Pharma Corp. as of December 31, 2006, and the years ended December 31, 2006, and 2005, and the period from inception (February 1, 2000) to December 31, 2006.

Stark Winter Schenkein & Co., LLP
Certified Public Accountants

June 25, 2007
Denver, Colorado